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                                                                      Exhibit 21

                           SUBSIDIARIES OF THE COMPANY


Subsidiary Name                                  State of Incorporation

National Heritage Sales Corporation              Texas

UHC Petroleum Corporation                        Texas

UHC Petroleum Services Corporation               Texas

UHC New Mexico Corporation                       New Mexico



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